EXHIBIT 10C
                                                                     -----------


                           SECOND AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


                                 by and between

                    CONGRESS FINANCIAL CORPORATION (CENTRAL)
                                    as Lender


                                       and


                        CHIQUITA PROCESSED FOODS, L.L.C.
                                   as Borrower


                            Dated:  February 26, 1999


                           SECOND AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     This Second Amended and Restated Loan and Security Agreement (this "Agreement") dated February 26, 1999 by and between Congress Financial Corporation (Central), an Illinois corporation ("Lender"), and Chiquita Processed Foods, L.L.C., a Delaware limited liability company ("Borrower"), amends and restates in its entirety that certain Amended and Restated Loan and Security Agreement dated January 16, 1998 by and between Lender and Stokely USA, Inc. ("Stokely"), as amended (the "Original Agreement").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Merger Agreement (defined herein) and that certain Waiver and Assumption Agreement dated as of December 28, 1998 among Borrower, Stokely and Lender, Stokely was merged into Borrower and Borrower assumed all of the liabilities and obligations of Stokely including, without limitation, the Obligations of Stokely to the Lender under the Original Agreement;

     WHEREAS, Borrower has requested that Lender amend the Original Agreement as provided for herein;

     WHEREAS, Lender is willing to amend the Original Agreement and to provide financial accommodations to the Borrower on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:





     SECTION 1.     DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code as in effect in the State of Illinois shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1. "ACCEPTABLE FOREIGN ACCOUNT" means an Account for which the chief executive office of the account debtor with respect thereto is located outside the United States and either (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender or (iii) the account debtor with respect to such Account is one of the entities listed on Exhibit B hereto or a Person otherwise acceptable to Lender in its discretion.

     1.2. "ACCEPTABLE THIRD PARTY AGREEMENT" shall mean an agreement executed by the appropriate Person (i) in the form of Exhibit C hereto or (ii) in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in all of the Inventory of Borrower in the possession of such Person or located on property owned by such Person or which such Person has a mortgage (or similar interest), as applicable, waiving security interests and claims by such Person against such Inventory and permitting Lender access to, and the right to remain on, the applicable premises to exercise Lender's rights and remedies and otherwise deal with Collateral.

     1.3. "ACCOUNTS" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.4. "ADJUSTED EURODOLLAR RATE" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) determined by dividing (1) the Eurodollar Rate for such Interest Period by (2) a percentage equal to: (i) one (1) minus
(ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.5. "ADJUSTED TANGIBLE NET WORTH" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the sum of (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries (excluding the book value of goodwill, non-competition agreements, patents, trademarks, copyrights, licenses and other intangible assets), calculating the book value of inventory for this purpose on an average cost basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) included on the balance sheet of such person in accordance with GAAP, plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender. For purposes of this definition only, GAAP shall refer to GAAP as in effect on the date hereof, and shall not reflect any changes in GAAP which may hereafter become effective.

     1.6. "AVAILABILITY RESERVES" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default; provided, however, that no Availability Reserves shall be established as a result of any event, condition, contingency or risk which is appropriately reserved for pursuant to the Supplier Reserve.

     1.7. "BLOCKED ACCOUNTS" shall have the meaning set forth in Section 6.3 hereof.

     1.8. "BREAKAGE FEES" shall mean with respect to any Eurodollar Rate Loan which is at any time paid prior to the last day of its Interest Period, regardless of the reason for such prepayment, the positive difference, if any, between the total amount of interest that would have been due for the balance of the scheduled Interest Period on such Eurodollar Rate Loan if it had not been so prepaid and the amount of interest that would be earned if the amount of the prepaid Eurodollar Rate Loan were invested for the remaining balance of such Interest Period at the CD Rate in effect on the first day of the month in which such prepayment occurs. As used herein, "CD Rate" shall mean the rate quoted in the "Money Rates" section of The Wall Street Journal for the average of the top rates paid by New York banks on primary new issues of negotiable certificates of deposit in amounts of $1 million and more having a 1-month maturity, as published on the first Business Day of the month in which any prepayment of a Eurodollar Rate Loan occurs.

     1.9. "BUSINESS DAY" shall mean (a) with respect to any borrowing, payment or rate selection relating to Eurodollar Rate Loans, a day other than Saturday or Sunday on which banks are open for business in the States of New York, Illinois and North Carolina and on which dealings in United States dollars are carried on in the London interbank market or other applicable Eurodollar Rate market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in the States of New York, Illinois and North Carolina.

     1.10. "CHIQUITA" shall mean Chiquita Brands International, Inc. a New Jersey corporation.

     1.11. "CODE" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.12.  "COLLATERAL" shall have the meaning set forth in Section 5 hereof.

     1.13.  "EFFECTIVE DATE" shall have the meaning set forth in Section 4.1.

     1.14. "ELIGIBLE ACCOUNTS" shall mean Accounts (other than Accounts which arise from the sale of seed) created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

     (a) such Accounts arise from the actual and bona fide sale and shipment (or, in the case of bill and hold goods, billing) of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

     (b) such Accounts are not unpaid more than one hundred and twenty (120) days after the date of the original invoice for them;

     (c)  such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

     (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

     (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or such Accounts are Acceptable Foreign Accounts;

     (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

     (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts;

     (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

     (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

     (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, either (i) upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender or (ii) Lender has not made any such request;

     (l) there are no proceedings or actions which the Borrower has knowledge of (or reasonably should have knowledge of) which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

     (m) such Accounts of a single account debtor or its affiliates do not constitute more than thirty percent (30%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

     (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than one hundred twenty (120) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

     (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as reasonably determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

     (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as reasonably determined by Lender;

     (q) such Accounts are payable in U.S. Dollars in the United States of America; and

     (r) the account debtor is not located in New Jersey, Tennessee, Indiana, Minnesota or West Virginia unless Borrower has (i) filed a Notice of Business Activities Report with the applicable state taxing authority in such state, or
(ii) qualified as a foreign corporation in good standing in such state.

     General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith to reflect other matters or circumstances which may impact the collectability of one or more Accounts. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.15. "ELIGIBLE INVENTORY" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw seeds which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process (other than Inventory in transit between locations as long as such Inventory would otherwise constitute Eligible Inventory were it located at either of such locations); (b) components which are not part of finished goods; (c) spare parts for equipment;
(d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned and controlled by Borrower (other than Inventory in transit between locations as long as such Inventory would otherwise constitute Eligible Inventory were it located at either of such locations), except if Lender shall have received an Acceptable Third Party Agreement from the person in possession of such Inventory and/or the owner or operator of such premises; (g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods, the sale of which has given rise to an Account; (i) unserviceable, obsolete or slow moving Inventory;
(j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith to reflect other matters or circumstances which may impact the saleability or value of such Inventory or the Lender's first priority perfected security interest therein. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.16. "ENVIRONMENTAL LAWS" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     1.17. "EQUIPMENT" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers, computer hardware, owned and licensed computer software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.18. "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.19. "ERISA AFFILIATE" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.20. "EURODOLLAR RATE" shall mean, with respect to any Interest Period for a Eurodollar Rate Loan requested by Borrower by not less than three (3) Business Days' prior notice to Lender, the interest rate per annum equal to the arithmetic mean of the rates of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender, which approval shall not be unreasonably withheld) at or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower. Upon receipt of Borrower's request for a Eurodollar Rate Loan, Lender will, if requested, provide Borrower with an indication of the prevailing Eurodollar Rate on the Business Day of such request; provided, however, that the actual Eurodollar Rate which is applicable to the requested Interest Period shall be determined as provided above and may be higher or lower than such indicative rate.

     1.21. "EURODOLLAR RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.22. "EVENT OF DEFAULT" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.23. "FINANCING AGREEMENTS" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, trademark security agreements, blocked account agreements, and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.24. "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

     1.25. "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are regulated under any Environmental Law (including, without limitation any that are classified as hazardous or toxic under any Environmental Law).

     1.26. "INFORMATION CERTIFICATE" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.27. "INTEREST PERIOD" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided that Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.28. "INTEREST RATE" shall mean: (a) as to Revolving Loans which are Prime Rate Loans and all other non-contingent Obligations not expressly covered in the following clause (b), a rate equal to the Prime Rate, and (b) as to (i) 82.3529% of the Revolving Loans which are Eurodollar Rate Loans, a rate of two percent (2.00%) per annum in excess of the Adjusted Eurodollar Rate and (ii) 17.6471% of the Revolving Loans which are Eurodollar Rate Loans, a rate of three-quarters of one percent (0.75%) per annum in excess of the Adjusted Eurodollar Rate, in each case under clause (b), for the applicable Interest Period selected by Borrower in accordance with the terms hereof; provided that the Interest Rate shall mean the rate of (c) two percent (2.00%) per annum in excess of the Prime Rate as to Revolving Loans which are Prime Rate Loans and all other non-contingent Obligations not expressly covered in the following clause (d) and (d) (i) four percent (4.00%) per annum in excess of the Adjusted Eurodollar Rate as to 82.3521% of the Revolving Loans which are Eurodollar Rate Loans and (ii) two and three quarters percent (2.75%) per annum in excess of the Adjusted Eurodollar Rate as to 17.6471% of the Revolving Loans which are Eurodollar Rate Loans, in each case in clauses (c) and (d), at Lender's option, without notice, (e) for the period on and after the date of termination or non-renewal hereof, or the date of the occurrence of any Event of Default for so long as such Event of Default is continuing as determined by Lender and until such time as such Event of Default has been waived or all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) and (f) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (if such excess(es) arise or are made without Lender's consent); provided, however, that Lender reserves the right to condition any consent to such excess(es) and/or waiver of an Event of Default resulting therefrom, inter alia, on receiving the higher Interest Rates set forth in the preceding proviso.

     1.29. "INVENTORY" shall mean all of Borrower's now owned and hereafter existing or acquired crops, farm products, seed, raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.30. "LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.31. "LETTER OF CREDIT PERCENTAGE" shall mean, at any time, one hundred percent (100%) minus the percentage being applied for advances against Eligible Inventory of the type being acquired in the transaction which the applicable letter of credit relates to.

     1.32.     "LOANS" shall mean the Revolving Loans.

     1.33. "MATERIAL ADVERSE CHANGE" shall mean a change in the assets, liabilities, operations, properties or condition, financial or otherwise, of Borrower which has a materially adverse effect on (i) the ability of Borrower to repay the Obligations or otherwise perform any of its covenants under this Agreement, (ii) the ability of Lender to liquidate the Collateral after an Event of Default for an amount that will repay all of the Obligations in full, or
(iii) the ability of the Lender to enforce its rights in the Collateral after an Event of Default, PROVIDED, HOWEVER, that Material Adverse Change shall not include (a) any damage to or destruction of assets of Borrower, or any interruption of Borrower's business resulting from such damage or destruction, or any liabilities incurred or suffered by Borrower, as long as such assets or liabilities or business interruption are covered by insurance required to be maintained under Section 9.5 and no dispute exists as to the Lender's right to receive such proceeds in accordance with the terms hereof, (b) any changes in or affecting Borrower's industry or economic conditions generally, including without limitation fluctuations in commodities prices which do not affect the Borrower more adversely than others in the industry, or (c) the mere existence of any operating losses of Borrower which do not reduce Borrower's Adjusted Tangible Net Worth to a level below $100,000,000.

     1.34. "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Collateral or the business, properties, assets (tangible or intangible), goodwill or condition (financial or otherwise) of Borrower and its subsidiaries taken as a whole.

     1.35. "MAXIMUM CREDIT" shall mean $85,000,000, as such amount may be adjusted from time to time by Borrower in accordance with Section 2.3.

     1.36. "MERGER AGREEMENT" shall mean, collectively, the various agreements, plans of merger, articles of merger and similar documents executed among Stokely, Borrower and the other various parties thereto, each dated on or about December 28, 1998.

     1.37. "NET AMOUNT OF ACCEPTABLE FOREIGN ACCOUNTS" shall mean the gross amount of Acceptable Foreign Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.38. "NET AMOUNT OF ELIGIBLE DOMESTIC ACCOUNTS" shall mean the gross amount of Eligible Accounts (other than Acceptable Foreign Accounts) less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.39. "OBLIGATIONS" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.40. "OBLIGOR" shall mean any guarantor, endorser, acceptor, surety or other person now or hereafter liable on or with respect to the Obligations or who is the owner of any property which is now or hereafter security for the Obligations, other than Borrower.

     1.41. "PACA" shall mean the Perishable Agricultural Commodities Act, 7 U.S.C. section 499 et seq.

     1.42. "PAYMENT ACCOUNT" shall have the meaning set forth in Section 6.3 hereof.

     1.43. "PERMITTED DIVIDENDS" shall mean dividends or distributions in respect of any membership interests of Borrower made when each of the following conditions are met: (i) Lender is provided not less than three (3) Business Days' prior written notice of the amount thereof, (ii) Borrower demonstrates to Lender's satisfaction that Borrower's trade payables are not past due and being paid on a current basis, (iii) no Event of Default or event, which with the passage of any applicable grace or cure period, the giving of notice, or both, would result in an Event of Default is then outstanding or will result by virtue of the proposed dividend or distribution, (iv) the Borrower shall possess unused loan availability (computed in accordance with the terms of Section 2.1 as in effect at such time) immediately after giving effect to such proposed dividend or distribution in an amount not less than twenty percent (20%) of the then applicable Maximum Credit, and (v) monthly financial statements, as contemplated by Section 9.6(a)(i), shall have been delivered for the immediately prior reporting month (notwithstanding the provisions of the penultimate sentence of Section 9.6(a) hereof) at least three (3) Business Days prior to the date of the payment.

     1.44. "PERSON" or "PERSON" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.45. "PREDECESSOR" shall mean individually and collectively, (i) Friday Canning Corporation, a Wisconsin corporation, (ii) American Fine Foods, Inc., an Idaho corporation, (iii) Oconomowoc Canning Company, Inc., a Wisconsin corporation, and (iv) Stokely USA, Inc., a Wisconsin corporation.

     1.46. "PRIME RATE" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, at its office in Charlotte, North Carolina, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.47. "PRIME RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.48. "RECORDS" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.49. "REFERENCE BANK" shall mean First Union National Bank, or such other bank as Lender may from time to time reasonably designate.

     1.50. "RESPONSIBLE OFFICER" shall mean (i) any of the following employees or officers of Borrower or any of its subsidiaries: president, senior vice-president, chief financial officer, corporate controller, treasurer, assistant treasurer, general counsel and any internal counsel having responsibilities for any legal matters for the Borrower or its subsidiaries, or
(ii) any such officer or internal counsel of Chiquita having responsibilities for any operational and/or legal matters for the Borrower or its subsidiaries.

     1.51. "REVOLVING LOANS" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.52. "SUPPLIER RESERVE" at any time shall mean a reserve equal to the aggregate amount owed by Borrower at such time to any and all Persons as the purchase price of agricultural goods.

     1.53. "SURPLUS INTELLECTUAL PROPERTY" shall mean any of the intellectual property listed on Schedule 8.13 and any other intellectual property which Lender may, from time to time, agree to designate as Surplus Intellectual Property.

     1.54. "VALUE" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on an average cost basis in accordance with GAAP or (b) market value.


     SECTION 2.     CREDIT FACILITIES

     2.1. REVOLVING LOANS.

     (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

          (i) eighty-five percent (85%) of the Net Amount of Eligible Domestic Accounts, plus

          (ii) eighty-five percent (85%) of the Net Amount of Acceptable Foreign Accounts described in clause (i) of the definition of Acceptable Foreign Account, plus

          (iii) seventy percent (70%) of the Net Amount of Acceptable Foreign Accounts (other than Acceptable Foreign Accounts described in clause (i) of the definition of Acceptable Foreign Account), plus

          (iv) the lesser of: (A) the sum of (1) seventy percent (70%) of the Value of Eligible Inventory consisting of finished goods which have been appropriately packaged in cans plus (2) fifty percent (50%) of the Value of Eligible Inventory consisting of raw seed or (B) the amount equal to: (1) the Maximum Credit at such time minus (2) the aggregate of the Letter of Credit Percentages of the then undrawn amounts of the outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory, less

          (v)  the Supplier Reserve at such time, less

          (vi) any Availability Reserves.

     (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts and/or Acceptable Foreign Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or
(ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Acceptable Foreign Accounts, Eligible Inventory or in establishing Availability Reserves.

     (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

     2.2. LETTER OF CREDIT ACCOMMODATIONS.

     (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

     (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one half percent (1.5%) per annum on the average daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

     (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory for which Lender has a first priority perfected security interest in any and all documents of title related to such Inventory, the sum of (A) the Letter of Credit Percentage of the cost of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

     (d) Except in Lender's discretion, (i) the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $10,000,000 and (ii) the amount of all outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed: the amount of the then Revolving Loans available to Borrower but not outstanding based on Eligible Inventory pursuant to Section 2.1(a)(iv) hereof. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

     (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation; provided, however, that Borrower shall not be required to indemnify Lender for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (i) the willful misconduct or gross negligence of Lender in determining whether a request presented under any Letter of Credit Accommodation complied with the terms of such Letter of Credit Accommodation or
(ii) Lender's failure to pay under any Letter of Credit Accommodation after the timely presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

     (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not, at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods and/or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders. Lender may take such actions either in its own name or in Borrower's name. Without the prior written consent of Lender, Borrower shall not (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents and/or (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

     (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

     2.3. OPTIONAL CHANGES IN MAXIMUM CREDIT.

     (a) Borrower may, at its option, from time to time, request in writing that the Maximum Credit be reduced to any amount not less than $45,000,000 or reinstated to a level not to exceed $85,000,000. Any such request shall be irrevocable, unless Lender shall otherwise agree.

     (b) Effective on the first Business Day which is fifteen (15) days after the date of the receipt by Lender of such written request, the Maximum Credit shall, as the case may be, either be reduced or reinstated as requested by Borrower; provided, that, there shall be no more than two (2) reinstatements in any twelve (12) month period; provided, that, each such change shall be in the aggregate amount of $10,000,000 or an integral multiple of $10,000,000 in excess thereof, and provided, further that, no reinstatement of the Maximum Credit may occur at any time when an Event of Default or an event which with the passage of any applicable grace or cure period, the giving of notice, or both, would result in an Event of Default is outstanding.

     (c) Without limiting any of the other rights of Lender pursuant to the terms hereof, effective on each date when any reduction is effective pursuant to
Section 2.3(b) above, Borrower agrees to automatically and without demand make a payment to Lender in respect of the Loans in an amount equal to the excess, if any, of the aggregate principal amount of the Loans and outstanding Letter of Credit Obligations then outstanding over the amount of the Loans then available to Borrower pursuant to the Maximum Credit as so reduced. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.3(c) shall be paid, or may be charged to any of the loan account(s) of Borrower maintained by Lender, at Lender's option, on the date such payment of principal is due.

     2.4. AVAILABILITY RESERVES. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

     SECTION 3.     INTEREST AND FEES

     3.1. INTEREST.

     (a) Borrower shall pay to Lender interest on the daily average outstanding principal amount of the Loans and, to the extent permitted by applicable law, the other non-contingent Obligations from and after the date when actually paid by Lender, at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand. Lender shall make a good faith effort to pay third-party fees and expenses when due and not to charge Borrower's loan account for reimbursement of such Obligations until actually paid by Lender.

     (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans, that Eurodollar Rate Loans be converted to Prime Rate Loans and/or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will be converted to Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans on not less than three (3) Business Days prior notice to Lender. Subject to the terms and conditions contained herein, three
(3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided that (i) no Event of Default, or event which, merely with notice or passage of time or both, would constitute an Event of Default, exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with all reasonable and customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to sixty-six and two thirds percent (66 2/3%) of the daily average of the principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as reasonably determined by Borrower pursuant to a good faith written computation (but with no obligation of Lender to make such Revolving Loans except as otherwise provided in this Agreement), and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the Business Day following the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

     (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the sum of the then outstanding principal amount of the Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any Breakage Fees and, without duplication thereof, any other reasonable and customary amounts required to compensate Lender, the Reference Bank or any Participant for any loss (including loss of anticipated profits), cost or expense reasonably incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing; provided, however, that no such Breakage Fee or other costs shall be payable if such conversion of Eurodollar Rate Loans to Prime Rate Loans prior to the end of the applicable Interest Period results from Lender's establishment of Availability Reserves, changes in criteria for Eligible Accounts or Eligible Inventory, or reduction of the lending formula set forth in
Section 2.1(a).

     (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first Business Day of each calendar month and shall be calculated on the daily average principal balance of the non-contingent Obligations outstanding on the basis of a three hundred sixty (360) day year and actual days elapsed (including the date of borrowing but excluding the date of payment if made in accordance with Section 6.3(b)). The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2. SERVICING FEE. Borrower shall pay to Lender a servicing fee in an amount equal to $50,000 per annum in respect of Lender's services for each year (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of the date hereof and will be payable in advance in quarterly installments beginning March 1, 1999 and on the first day of each calendar quarter thereafter.

     3.3. UNUSED LINE FEE. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one quarter of one percent (.25%) per annum calculated upon the amount by which (i) the product of .8 multiplied by the average daily Maximum Credit (the "Line Fee Basis") exceeds (ii) the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. Effective as of the date one year from the date hereof, Borrower may at its option, by written notice to Lender, change the Line Fee Basis to an amount equal to the aggregate average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the one year period beginning on the date hereof. Notwithstanding anything in this Section 3.3 to the contrary, the term "Maximum Credit" as used in this Section 3.3 shall mean $70,000,000 as such amount may be adjusted from time to time by Borrower in accordance with Section
2.3 but not to exceed $70,000,000 at any time.

     3.4. CHANGES IN LAWS; INCREASED COSTS OF LOANS; BREAKAGE FEES.

     (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that any change in applicable law or regulation (or the interpretation or administration thereof by a banking authority or regulator) shall make it unlawful for Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans. In the event that any change in applicable law or regulation (or the interpretation or administration thereof by a banking authority or regulator) shall (i) result in the increase in the costs to Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (ii) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material, Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any Participant with Lender for any loss (including loss of anticipated profits), cost or expense reasonably incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error. In the event that Lender shall determine that the applicable Eurodollar Rate does not adequately reflect the cost to Lender of making or maintaining the Eurodollar Rate Loans, then, unless Borrower compensates Lender for Lender's increased cost of funds, Lender may suspend generally the prospective availability of the Eurodollar Rate option for new Interest Periods and/or Loans until such condition no longer exists.

     (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) Breakage Fees and, without duplication thereof, any other reasonable and customary amounts required to compensate Lender, the Reference Bank or any Participant with Lender for any additional loss (including loss of anticipated profits), cost or expense reasonably incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

     SECTION 4.     CONDITIONS PRECEDENT

     4.1. CONDITIONS PRECEDENT TO EFFECTIVENESS.  This Agreement (other than
Section 12.6 hereof which shall be effective on the date hereof) shall become effective on the Business Day on which each of the following conditions precedent shall have been satisfied (such date, the "Effective Date"):

     (a) Lender shall have received evidence, in form and substance reasonably satisfactory to Lender with respect to any filings required as a result of the completion of the transactions contemplated by the Merger Agreement or any amendments to the Information Certificate or the Schedules thereto, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

     (b) all requisite limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite limited liability company action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate company officers or governmental authorities;

     (c) no Material Adverse Change shall have occurred since the date of Lender's latest field examination on December 9, 1998 and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

     (d) Lender shall have received, in form and substance reasonably satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral, in any case required as a result of the completion of the transactions contemplated by the Merger Agreement or any amendments to the Information Certificate or the Schedules hereto;

     (e) Lender shall continue to be in receipt of the evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, including certificates of insurance policies and/or endorsements naming Lender as loss payee;

     (f) Lender shall have received an opinion letter of counsel to Borrower in the form of Schedule 4.1(f);

     (g) the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the Merger Agreement (and the Lender shall have received a certificate, duly executed by a Responsible Officer, certifying that such transactions have so occurred);

     (h) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender; and

     (i) Borrower shall have used its best efforts to obtain a signed acknowledgment letter from each landlord currently a party to an Acceptable Third Party Agreement, in form and substance satisfactory to Lender.

     4.2. CONDITIONS PRECEDENT TO ALL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

     (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

     (b) no Event of Default and no event or condition which, with notice or passage of any applicable grace or cure period, or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

     SECTION 5.     GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

     5.1. Accounts;

     5.2. all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

     5.3. all present and future monies, certificated and uncertificated securities, investment property, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     5.4. Inventory;

     5.5. Records; and

     5.6. all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

     SECTION 6.     COLLECTION AND ADMINISTRATION

     6.1. BORROWER'S LOAN ACCOUNT. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2. STATEMENTS. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3. COLLECTION OF ACCOUNTS.

     (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

     (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day.

     (c) Borrower and all of its affiliates, subsidiaries, members, managers, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4. PAYMENTS. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless from the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5. AUTHORIZATION TO MAKE LOANS. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.6. USE OF PROCEEDS. All Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

     SECTION 7.     COLLATERAL REPORTING AND COVENANTS

     7.1. COLLATERAL REPORTING. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts; (b) on a monthly basis or more frequently as Lender may request, (i) perpetual inventory reports, (ii) inventory reports by category and (iii) agings of accounts payable, (c) on a weekly basis or as more frequently requested by Lender, a listing of the amounts owing by Borrower to Persons as the purchase price of agricultural goods, (d) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements,
(ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory acquired by Borrower; (e) agings of accounts receivable on a monthly basis or more frequently as Lender may request; and (f) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2. ACCOUNTS COVENANTS.

     (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any material account debtor or the assertion of any claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with material account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information of which a Responsible Officer obtains actual knowledge relating to the financial condition of any material account debtor and (iii) any event or circumstance of which a Responsible Officer obtains actual knowledge and which would cause any material amount of then-existing Eligible Accounts to no longer qualify as Eligible Accounts based on the objective criteria set forth in the definition of Eligible Accounts or otherwise specified, from time to time, by the Lender pursuant hereto. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender (or otherwise disclosed to Lender during Lender's due diligence process or a routine audit). So long as no Event of Default exists or has occurred and is continuing, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

     (b) Borrower shall promptly and properly record on its books and records each and every return of Inventory by an account debtor and shall report directly to Lender any return of a material amount of Inventory by an account debtor. At any time that Inventory is returned, reclaimed or repossessed, the related Account shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

     (c) With respect to each Eligible Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender (or otherwise disclosed to Lender during Lender's due diligence process or a routine audit), (iv) there shall be no material setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations in any material respect, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or other insolvency proceedings or laws.

     (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

     (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

     (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3. INVENTORY COVENANTS. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth herein or for which Borrower has complied with the requirements set forth in Section 9.2 hereof, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one such location to another such location; (d) after an Event of Default and upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition, except with respect to Inventory that expires or is damaged in the ordinary course of Borrower's business; and
(i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval (other than empty cans or pie filling).

     7.4. POWER OF ATTORNEY. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (x) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, and (v) with respect to Collateral, execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.5. RIGHT TO CURE. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral (except those permitted by the terms of this Agreement) and
(c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.6. ACCESS TO PREMISES. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender may use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

     SECTION 8.     REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):

     8.1. LIMITED LIABILITY COMPANY EXISTENCE, POWER AND AUTHORITY; SUBSIDIARIES. Borrower is a limited liability company duly organized and in good standing under the laws of its state of formation and is duly qualified as a foreign limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's limited liability company powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of formation, operating agreement, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

     8.2. FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any Predecessor which have been or may hereafter be delivered by Borrower or any Predecessor to Lender have been prepared in accordance with GAAP and fairly present, on a pro forma basis if applicable, the financial condition and the results of operation of Borrower or any Predecessor as at the dates and for the periods set forth therein (provided that monthly or quarterly statements are subject to normal year-end adjustments and may not contain all footnote information required by GAAP). Except as disclosed in any interim financial statements furnished by Borrower or any Predecessor to Lender prior to the date of this Agreement or in Schedule 8.2 hereto, there has been no Material Adverse Change since the date of the most recent audited financial statements furnished by Borrower or any Predecessor to Lender prior to the date of this Agreement.

     8.3. CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. The chief executive office of Borrower, Borrower's Records concerning Accounts, Borrower's other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Borrower is not "engaged" in "farming operations" within the meanings of such terms under Section 9-109 of the Uniform Commercial Code as in effect from time to time in any or all applicable jurisdictions. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

     8.4. PRIORITY OF LIENS; TITLE TO PROPERTIES. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to existing liens indicated on Schedule 8.4 hereto and, with respect to Collateral other than Accounts and Inventory, the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5. TAX RETURNS. Borrower and each Predecessor, as applicable, has filed, or caused to be filed, in a timely manner (including extensions permitted by law) all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Predecessor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Predecessor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6. LITIGATION. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any Material Adverse Change or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

     8.7. COMPLIANCE WITH OTHER AGREEMENTS AND APPLICABLE LAWS. Other than defaults in existence on the date hereof and described on Schedule 8.7 hereto, Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound (it being understood that Borrower may from time to time enter into arrangements pursuant to which suppliers of cans extend the time period for the payment of amounts due from Borrower to such supplier) and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority excluding Environmental Laws and related regulations or matters disclosed on Schedule 8.8 hereto and excluding ERISA and related regulations.

     8.8. ENVIRONMENTAL COMPLIANCE.

     (a) Except as set forth on Schedule 8.8 hereto, to Borrower's best knowledge, neither Borrower nor any Predecessor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

     (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Predecessor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which materially affects Borrower or its business, operations or assets or any properties at which Borrower or any Predecessor has transported, stored or disposed of any Hazardous Materials.

     (c) Except as set forth on Schedule 8.8 and to the Borrower's best knowledge, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (d) Except as set forth on Schedule 8.8 and to the Borrower's best knowledge, Borrower has or will promptly apply for all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect subject to the renewal procedures required by applicable law.

     8.9. EMPLOYEE BENEFITS.

     (a) Neither Borrower nor any Predecessor has engaged in any transaction in connection with which Borrower, any Predecessor or any of their respective ERISA Affiliates could be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

     (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower, any Predecessor or any of their respective ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower, any Predecessor or any of their respective ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

     (c) Full payment has been made of all amounts which Borrower, any Predecessor or any of their respective ERISA Affiliates is required under
Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

     (d) Except as described on Schedule 8.9 hereto, the current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

     (e) Except as described on Schedule 8.9 hereto, neither Borrower, any Predecessor nor any of their respective ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.10. ACCURACY AND COMPLETENESS OF INFORMATION. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect and which has not been fully and accurately disclosed to Lender in writing.

     8.11. ASSIGNMENT OF FUTURES CONTRACTS. Borrower shall continue to enter into futures, options and forward purchase contracts in the ordinary course of its business and consistent with Stokely's past practices. If Borrower enters into agreements to hedge its risks with respect to finished goods, Borrower shall execute and deliver to Congress assignments of such contracts or such other documents as Congress may request to assign to it Borrower's rights as Collateral. From and after an Event of Default, Borrower shall not withdraw any funds from its brokerage accounts relating to any or all of such arrangements or agreements without the prior written consent of Congress.

     8.12. PURCHASE OF FARM PRODUCTS. Borrower will take reasonable actions consistent with Stokely's past practices to ensure that all farm products purchased by it are free and clear of all Liens (other than the trust under PACA), including conducting Lien searches for new suppliers and monitoring the receipt of notices of Liens and shall, whenever a Lien exists, issue joint checks to the seller and the secured party or otherwise obtain a release of the Lien. Borrower will furnish to Congress such information as Congress may request in order to monitor such matters. Borrower has received no notice given pursuant of the Federal Food Security Act and there has not been filed any financing statement or notice, purporting to perfect a security interest in farm products purchased by Borrower in favor of a secured creditor of the seller of such farm products. Borrower has registered, pursuant to the Federal Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by Borrower and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State (and each such registration is in full force and effect).

     8.13. SURVIVAL OF WARRANTIES; CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

     SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1. MAINTENANCE OF EXISTENCE. Borrower shall at all times preserve, renew and keep in full, force and effect its limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect the trademarks "Stokley," "Stokley's Finest," "Stokley's Gold," "Stokley's Traditional," "Newport" and "School Days" and all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its limited liability company name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Formation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of formation of Borrower as soon as it is available.

     9.2. NEW COLLATERAL LOCATIONS. Borrower may open, or move Collateral to, any new location within the continental United States provided Borrower (a) gives Lender five (5) Business Days (or such lesser time as agreed to by Lender) prior written notice of the intended opening of any such new location, (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements and (c) if applicable, delivers appropriate Acceptable Third Party Agreements with respect to such location.

     9.3. COMPLIANCE WITH LAWS, REGULATIONS, ETC.

     (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all applicable requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all applicable statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

     (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws which could reasonably likely be expected to result in a Material Adverse Effect and shall regularly report to Lender on such response.

     (c)  If Borrower or any Subsidiary of Borrower shall receive written notice
(i) that any violation of any Environmental Laws may have occurred or is about to occur in connection with the facilities or operations owned or controlled by Borrower or any such subsidiary which could reasonable likely be expected to result in a Material Adverse Effect; (ii) that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower or any such subsidiary alleging any violation of Environmental Laws or requiring Borrower or any such subsidiary to take any action in connection with the release or threatened release of any Hazardous Material into the environment which could reasonably likely to be expected to result in a Material Adverse Effect, or (iii) that Borrower or any such subsidiary may be liable or responsible for response costs associated with a release or threatened release of any Hazardous Material into the environment or any damages caused thereby which could reasonably likely be expected to result in a Material Adverse Effect, then and in each case Borrower shall provide Lender with a copy of such notice within 15 Business Days of a Responsible Officer of Borrower or any subsidiary becoming aware thereof.

     (d)  If Borrower or any Subsidiary discovers or otherwise becomes aware of
(i) any release of any Hazardous Material at or from the operations and facilities owned or controlled by Borrower or any subsidiary of Borrower, or
(ii) any violation of Environmental Laws arising out of or in connection with the operations and facilities owned or controlled by Borrower or any such Subsidiary, which release or violation could reasonably be expected to have a Material Adverse Effect, then Borrower shall provide Lender with written notice of such release or violation within 15 Business Days of a Responsible Officer of Borrower or any Subsidiary of Borrower becoming aware thereof.

     (e) Upon request, Borrower shall provide Lender with a copy of any final report which it or any subsidiary of Borrower prepares or causes to be prepared of any environmental audit, study or other investigation relating to the operations and facilities owned or controlled by Borrower or the subsidiaries of Borrower.

     (f) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.4. PAYMENT OF TAXES AND CLAIMS. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes (or penalties related thereto) attributable to the income of Lender from any amounts charged or paid hereunder to Lender and provided further that nothing contained herein shall be construed to require Borrower to pay any taxes (or penalties related thereto) attributable to income or gain of Lender from the sale, assignment or transfer of all or any part of the Obligations. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5. INSURANCE. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts including deductibles customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such insurance may be provided under policies which insure Borrower and its affiliates as a group. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies relating to the Collateral shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies relating to the Collateral and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies relating to the Collateral in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6. FINANCIAL STATEMENTS AND OTHER INFORMATION.

     (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender: (i) within thirty (30) days after the end of each fiscal month other than the last fiscal month of a fiscal quarter, monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments, (ii) within forty-five (45) days after the end of each fiscal quarter or sixty (60) days after the end of each fiscal year, quarterly or annual (as the case may be) unaudited consolidated financial statements and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal period, subject, in the case of quarterly reports, to normal year-end adjustments and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any subsidiaries, unaudited consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended. Notwithstanding the foregoing, Borrower need not comply with the reporting obligations in (i) above for any month when, as of the end of that monthly period, the following conditions are satisfied: (i) no Event of Default or event, which with the passage of any applicable grace or cure period, the giving of notice, or both, would result in an Event of Default is then outstanding, (ii) the condition set forth in Section 1.45 (iv) (the definition of Permitted Dividends) shall be satisfied, and (iii) the Adjusted Tangible Net Worth as of the end of such month is greater than $120,000,000. If a change in GAAP shall occur after the date hereof which would affect the calculation of Adjusted Tangible Net Worth were it not for the last sentence of the definition thereof, Borrower shall also include with each set of financial statements delivered pursuant to this Section 9.6(a) a detailed reconciliation showing the proper calculation of Adjusted Tangible Net Worth at the end of such period.

     (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations which would result in any Material Adverse Change and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     (c) Borrower shall, at any time that Borrower has any publicly issued securities outstanding, promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders or noteholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

     (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee who shall be directed to maintain the confidentiality of such information. From and after the occurrence of any Event of Default or event which, with the passage of time or giving of notice, or both, would constitute an Event of Default, Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower; Borrower agrees promptly to provide Lender with copies of the foregoing at any time Lender requests the same from Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

     (e) Not later than January 1 of each year hereafter during the term of this Agreement, Borrower shall deliver to Lender, via certified mail, return receipt requested, an updated letter addressed to Borrower's auditors substantially in the form of the auditors' letter delivered by Borrower on or before the date of the initial Loan.

     9.7. SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock (other than stock of the Borrower), indebtedness or all or substantially all of its assets to any other Person, or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. In addition, Borrower shall give Lender at least twenty days prior notice of any disposition of any material portion of its assets. For purposes of greater certainty, nothing contained in this Section 9.7 shall prohibit (i) sales of Inventory in the ordinary course of business, (ii) the disposition of Surplus Intellectual Property having a fair market value of no more than $1,500,000 or worn-out or obsolete Equipment or Equipment or Real Estate no longer used in the business of Borrower so long as such sales do not involve Equipment and/or Real Estate having an aggregate fair market value in the aggregate in excess of $10,000,000 for all such Equipment and/or Real Estate disposed of in any fiscal year of Borrower, or (iii) other sales of assets which are made with the prior written consent of Lender (in its sole discretion). Notwithstanding the terms of any other Financing Agreements to the contrary, Borrower may allow the lapse or termination of any Surplus Intellectual Property if it reasonably determines the cost of maintaining the rights with respect thereto materially exceeds the likely value thereof and it notifies Lender of that fact at least thirty (30) days prior to such lapse or termination and Lender shall, from time to time, execute documents reasonably requested by Borrower to effect the release of any liens on Surplus Intellectual Property having a fair market value of up to $1,500,000 (in the aggregate throughout the course of this Agreement) which is being simultaneously sold pursuant hereto if satisfactory provisions are made to assure that the proceeds of any such sale are paid to Lender.

     9.8. ENCUMBRANCES. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Lender;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed $20,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and (f) the security interests and liens set forth on Schedule 8.4 hereto.

     9.9. INDEBTEDNESS. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books;
(c) purchase money indebtedness (including capital leases) to the extent not incurred and paid or secured by liens (including capital leases) in violation of any other provision of this Agreement; and (d) obligations or indebtedness set forth on the Information Certificate; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof,
(ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.10. LOANS, INVESTMENTS, GUARANTEES, ETC. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments (c) the guarantees set forth in the Information Certificate and (d) loans and advances to employees in the ordinary course of business for travel and moving expenses in an aggregate amount not to exceed $1,000,000 at any time outstanding.

     9.11. DIVIDENDS AND REDEMPTIONS. Borrower shall not, directly or indirectly, declare or pay any dividends or distributions on account of any membership interests of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any membership interests (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than membership interests or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such membership interests or agree to do any of the foregoing, except for Permitted Dividends.

     9.12. TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into any transaction (other than sales of Inventory to Friday U.K., Limited in the ordinary course of Borrower's business consistent with Borrower's past practices) for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

     9.13. COMPLIANCE WITH ERISA. Borrower shall not with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

     (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA,
Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or
(vi) incur any withdrawal liability with respect to any multiemployer pension plan.

     (b) As used in this Section 9.13, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

     9.14. USE OF PROCEEDS. No proceeds of any Loan shall be used to make a payment on or with respect to any indebtedness (other than trade credit incurred and paid in the ordinary course of business) of Borrower other than (i) payments hereunder, (ii) payments on or with respect to indebtedness at the time and in the amount scheduled therefor as of the date hereof (or as of the date of incurrence of such indebtedness, if such indebtedness is originally incurred after the date hereof) and (iii) with the prior written consent of Lender (which consent shall not be unreasonably withheld), such other payments as so consented to by Lender.

     9.15. COSTS AND EXPENSES. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $650 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.16. COMPLIANCE WITH FEDERAL FOOD SECURITY ACT. Borrower will register, pursuant to the Federal Food Security Act, with the Secretary of State of each state in which are produced farm products purchased by Borrower and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such state, and Borrower will maintain each such registration in full force and affect. Borrower will give written notice to Lender, no later than 30 days after the end of each fiscal quarter of Borrower, of each state in which it is required to file a registration under the Federal Food Security Act, accompanied by evidence that Borrower has made such required filings.

     9.17. ADJUSTED TANGIBLE NET WORTH. The Borrower shall not permit its Adjusted Tangible Net Worth as of the last day of any fiscal month to be less than $100,000,000.

     9.18. FURTHER ASSURANCES. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. With respect to Collateral and where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

     SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

     10.1. EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

     (a) Borrower (i) shall fail to pay to Lender any principal of or interest on the Obligations within five (5) days of when due or fees and any other Obligations owing to Lender within five (5) days after receipt of written notice that such fee or other Obligations is past due, (ii) shall breach the terms of
Section 9.17 hereof, and such breach shall continue for ten (10) days after the financial statements for the applicable fiscal month are required to be delivered to the Lender pursuant to Section 9.6(a)(i) hereof or (iii) shall breach any other term, covenant, condition or provision of this Agreement or any of the Loan Documents which does not otherwise constitute an Event of Default under this Section 10.1 and fail to cure such breach within ten (10) days after a Responsible Officer obtains knowledge thereof;

     (b) any representation, warranty, or statement of fact made to Lender at any time of Borrower is false or misleading in any material respect when made; provided, however, that if Borrower discloses to Lender information which must be listed on the Information Certificate or any Schedules corresponding or relating to Sections 8.2, 8.6, 8.7 or 8.9 to avoid a breach of such Sections within the earlier to occur of a Responsible Officer obtaining knowledge thereof or three (3) Business Days after the occurrence thereof, no Event of Default shall be deemed to exist solely by virtue of any requested Revolving Loans which were funded during such intervening period; provided, further, that if Borrower discloses to Lender information which must be listed on any Schedules corresponding to Section 8.8 to avoid a breach of such Section within ten (10) days after any Responsible Officer or any officers charged by the Borrower's Board of Managers with responsibility for environmental matters obtaining knowledge thereof, no Event of Default shall be deemed to exist solely by virtue of any requested Revolving Loans which were funded during such intervening period; as used, the term "knowledge" shall mean the actual conscious awareness of a person;

     (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

     (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $100,000 in any one case or in excess of $500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

     (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

     (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

     (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

     (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

     (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $1,000,000 if the effect of such default is that the applicable Person has accelerated the maturity of any or all of the obligations under any or all of the applicable documents;

     (j) any default (other than a default in existence on the date hereof and described on Schedule 8.7 hereto) by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto if such default may have a Material Adverse Effect; or

     (k) Chiquita and/or Persons of which Chiquita owns, directly or indirectly, at least 50% of the outstanding voting power, shall cease to have (as among all such Persons) 100% of the outstanding voting power of Borrower.

     10.2.     REMEDIES.

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (a) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

     (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

     (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

     (e) At any time when an Event of Default exists or has occurred and is continuing, Lender may terminate Borrower's right to reinstate the Maximum Credit pursuant to Section 2.3 by giving Borrower notice to that effect.

     SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

     11.1.     GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL
WAIVER.

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

     (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

     (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

     11.2. WAIVER OF NOTICES. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3. AMENDMENTS AND WAIVERS. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4. WAIVER OF COUNTERCLAIMS. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto; provided, however, that nothing contained in this Section shall prohibit the Borrower from bringing a separate action with respect to any claim that it has.

     11.5. INDEMNIFICATION. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     SECTION 12.    TERM OF AGREEMENT; MISCELLANEOUS

     12.1.     TERM.

     (a) This Agreement and the other Financing Agreements shall become effective as of the Effective Date and shall continue in full force and effect for a term ending August 31, 1999 (the "Renewal Date"); provided, that, Lender may, at its option, and upon Borrower's request, extend the Renewal Date to the date one (1) year from the date of the then current Renewal Date. On each extension of the Renewal Date, Borrower shall pay Lender a renewal fee equal to one quarter of one percent (.25%) of the initial $85,000,000 Maximum Credit, which fee shall be fully earned and payable on each applicable Renewal Date. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the then current Renewal Date by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Borrower may also terminate this Agreement and the other Financing Agreements in connection with a refinancing by another financial institution during the period from May 31, 1999 to August 31, 1999 by giving Lender at least forty-five (45) days prior written notice and, notwithstanding any provision of Section 12.1(c) below, the early termination fee shall be waived provided that Lender or one of its affiliates shall have been given the right of first refusal during such period of time to provide such financing and have failed to provide the same on terms as favorable as those of the refinancing lender. Upon the effective date of any termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

     (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

     (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount equal to one quarter of one percent 1/4%) of the initial $85,000,000 Maximum Credit.

     12.2. NOTICES. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3. PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4. SUCCESSORS. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

     12.5. ENTIRE AGREEMENT. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

     12.6. ORIGINAL AGREEMENT. This Agreement is intended to amend and restate the provisions of the Original Agreement and, as of the Effective Date, except as expressly modified herein: (a) all of the terms and provisions of the Original Agreement shall continue to apply for the period prior to the Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to Lender or the Participants, and (b) the Obligations (as defined in the Original Agreement) under the Original Agreement shall continue to be paid or prepaid in accordance with the Original Agreement on or prior to the Effective Date, and be secured by the Collateral, and shall from and after the Effective Date continue to be owing and be subject to the terms of this Agreement. All Interest Periods (as defined in the Original Agreement) shall continue as Interest Periods hereunder and shall be scheduled to end hereunder on the date that they were scheduled to end under the Original Agreement. All references in the Financing Agreements to the Original Agreement shall be deemed to include references to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, and such Financing Agreements are hereby amended to reflect such changed reference. As of the Effective Date, all of the covenants set forth in the Original Agreement shall be of no further force and effect, it being understood that all obligations of Stokely with respect to the Obligations (as defined in the Original Agreement) shall be assumed by the Borrower and be governed by this Agreement from and after the Effective Date.

     12.7.     Confidentiality.  (a)    Lender shall use all reasonable efforts
to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.7, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

     (b) In no event shall this Section 12.7 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.7 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this
Section 12.7 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

     LENDER                             BORROWER

     CONGRESS FINANCIAL CORPORATION     CHIQUITA PROCESSED FOODS, L.L.C.
      (CENTRAL)

     By: /s/Thomas C. Lannon            By:   /s/J. John Gelp

     Title:  Vice President             Title:  VP-CFO

     ADDRESS:                           CHIEF EXECUTIVE OFFICE:

     150 South Wacker Drive, Suite 2200 150 West Fifth Street
     Chicago, Illinois  60606           New Richmond, Wisconsin 54017
     Attention:  William Bloom          Attention: John Gelp